Exhibit 99.1

News Release

YRC Worldwide Acquires Shanghai Jiayu Logistics Co., Ltd.

Acquisition extends YRC Worldwide portfolio of services in China with reliable ground transportation

SHANGHAI, China and OVERLAND PARK, Kan., Aug. 19, 2008 – YRC Worldwide (NASDAQ: YRCW) today announced that YRC Logistics successfully closed its acquisition of Shanghai Jiayu Logistics Co., Ltd., one of the largest providers of truckload and less-than-truckload ground transportation services in China. With over 30,000 customers, 1,800 employees, 200 locations and a network of more than 3,000 vehicles, Jiayu provides an ideal platform for YRC Worldwide to support the needs of both local Chinese customers and large multinational companies with transportation requirements in China.

“By virtue of Jiayu’s mature network and well developed operational resources, we can help our customers to improve transportation reliability, compliance, data integrity and visibility for their shipments in China,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Shanghai Jiayu Logistics represents a key link in building an end-to-end supply chain capability.”

YRC Logistics acquired 65 percent of the stock of Jiayu for US $44.7 million. YRC Logistics expects to purchase the remaining 35 percent interest in 2010, for an amount not to exceed US $39 million, as determined by the level of Jiayu’s 2008-09 financial performance.

Jim Ritchie, President and CEO of YRC Logistics added, “Since entering into the agreement with Jiayu in December 2007, we have seen strong customer interest, and we believe the comprehensive services have a tremendous appeal to the China market and to our customers based in the U.S.”

Forward Looking Statements:

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expects” and similar expressions are intended to identify forward-looking statements. YRC Logistic’s expectations regarding the purchase of the additional 35 percent of Jiayu in 2010 is only its expectations regarding this matter. YRC Logistics is required to purchase this 35 percent if Jiayu meets certain financial targets. If Jiayu does not meet these targets, YRC Logistics has a call option that it may or may not exercise, to purchase the remaining 35 percent at a lesser price.

About YRC Logistics

YRC Logistics, a wholly-owned subsidiary of YRC Worldwide, is a global logistics company. Based in Overland Park, Kansas, and with offices in North America, Asia, Europe and South America, YRC Logistics enables companies to improve their transportation network and overall supply chain efficiency by offering flexible logistics solutions supported by Web-hosted technology and global logistics management capabilities.

About YRC Worldwide

YRC Worldwide Inc., a FORTUNE 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kan., YRC Worldwide employs approximately 60,000 people.

Media Contact:

Suzanne Dawson

Linden Alschuler & Kaplan

212.329.1420

sdawson@lakpr.com

Investor Contact:

Sheila Taylor

YRC Worldwide Inc.

913.696.6108

sheila.taylor@yrcw.com

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